CERTIFICATE OF AMENDMENT TO

FATE THERAPEUTICS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

CLASS A CONVERTIBLE PREFERRED STOCK

Fate Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), in accordance with the provisions of Sections 103 and 242 thereof,

DOES HEREBY CERTIFY:

1.
That the Board of Directors of the Corporation has duly adopted resolutions pursuant to Sections 141(f) and 242 of the DGCL setting forth a proposed amendment to the existing Certificate of Designation of Preferences, Rights and Limitations of Class A Convertible Preferred Stock (the “Class A Preferred Certificate of Designation”), and declaring said amendment to be advisable. This amendment amends the Class A Preferred Certificate of Designation as follows:

The eighth sentence of Section 6(c) of the Class A Preferred Certificate of Designation be amended and restated in its entirety to read as follows:

“The “Beneficial Ownership Limitation” shall, effective as of April 13, 2023, be 14.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Conversion (to the extent permitted pursuant to this Section 6(c)).”

2.
That the requisite stockholders of the Corporation have duly approved said proposed amendment by approval at a special meeting of stockholders in accordance with the DGCL.

* * *

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to Certificate of Designation of Preferences, Rights and Limitations of Class A Convertible Preferred Stock as of April 13, 2023.

FATE THERAPEUTICS, INC.

By: /s/ J. Scott Wolchko

Name: J. Scott Wolchko

Title: President and Chief Executive Officer

[Signature Page to Certificate of Amendment]